Exhibit 1

ECKERD AND BROOKS PHARMACY RENEWS ITS

PHARMACEUTICAL SUPPLY AGREEMENT WITH MCKESSON

Longueuil and San Francisco, March 17, 2005 – The Jean Coutu Group (PJC), Inc., the fourth largest drugstore chain in North America, announced that its wholly owned subsidiary, The Jean Coutu Group (PJC) USA, Inc. (“PJC USA” or “the Company” which operates under the name Eckerd and Brooks Pharmacy), has renewed and expanded its comprehensive supply agreement with McKesson Corporation (“McKesson”), North America’s largest pharmaceutical distributor. McKesson now becomes the primary supplier of pharmaceutical products for over 1900 Eckerd and Brooks pharmacies.

Building on a 25 year business relationship, this five-year extended agreement will assist Eckerd and Brooks Pharmacy to deliver on its commitment to customer service while optimizing supply chain efficiency using McKesson’s industry-leading supply solutions and strategic programs. The Company will also benefit from McKesson facilities that offer access to inventory for single-source purchasing, to enhance productivity and efficiency as well as the safety and integrity of the pharmaceutical products pharmacies receive.

“At Eckerd and Brooks, we are focused on simplifying and optimizing our supply chain. Our number one priority is to execute a seamless integration, maintaining the service level and quality of care that our pharmacy patients are accustomed to receiving from Eckerd and Brooks,” said Michel Coutu, President and CEO of PJC USA. “We appreciate the innovative solutions McKesson delivers to help us maintain our commitment to our customers, and look forward to an extended, strategic relationship during this exciting time.”

“McKesson is pleased to continue a long and productive relationship with Eckerd and Brooks by providing industry-leading service levels and complementary programs that help pharmacists focus their time on serving patients,” said Paul Julian, executive vice president, group president, McKesson. “Our national distribution strength allows us to rapidly integrate the 570 additional Eckerd and Brooks stores into our service agreement and supply them with the right medicines at the right time.”

Prior to the acquisition of more than 1500 Eckerd stores by the Company, McKesson served as primary supplier to the Brooks organization, and to more than 1000 of the acquired Eckerd locations. A transition team, composed of senior managers from both Eckerd and Brooks and McKesson, is now focusing on integrating the 570 additional stores covered by the agreement by April 1, 2005.

About The Jean Coutu Group
The Jean Coutu Group (PJC), Inc. (TSX: PJC.SV.A) is the fourth largest drugstore chain in North America and the second largest in both the eastern United States and Canada. The Company and its combined network of 2,225 corporate and affiliated drugstores (under the banners of Eckerd and Brooks, PJC Jean Coutu, PJC Clinique and PJC Santé Beauté) employ more than 60,000 people.

The Jean Coutu Group’s United States operations employ over 46,000 persons and comprise 1,904 corporate owned stores located in 18 states of the Northeastern, mid-Atlantic and Southeastern United States. The Jean Coutu Group’s Canadian operations and drugstores affiliated to its network employ over 14,000 people and comprise 321 PJC Jean Coutu franchised stores in Quebec, New Brunswick and Ontario.

About McKesson
McKesson Corporation (NYSE:MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 170-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

Sources:
The Jean Coutu Group (PJC), Inc.

C. Daniel Haron
Eckerd and Brooks Pharmacy
Dan.haron@brooks-rx.com
(401) 468-2871

McKesson Corporation

Maggie Essman
McKesson Corporation
Maggie.essman@mckesson.com
(415) 983-9149

Information:
Michael Murray
Director, Investor Relations
The Jean Coutu Group (PJC), Inc.
mmurray@jeancoutu.com
(450) 646-9611 ext. 1068

Hélène Bisson
Media and Public Relations
(514) 842-8860 ext. 343

Larry Kurtz
Vice President, Investor Relations
McKesson Corporation
larry.kurtz@mckesson.com
(415) 983-8418